Exhibit 99.1

NYSE: MMP
_____________________________________________________________________________________________________

Date:	May 24, 2019

Contact:	Paula Farrell
(918) 574-7650
paula.farrell@magellanlp.com

Magellan Midstream Announces Additional Board Member
TULSA, Okla. - Magellan Midstream Partners, L.P. (NYSE: MMP) announced today that its board of directors has elected Chansoo Joung as an independent board member effective immediately.
Joung had a distinguished career in the finance industry working with energy companies. From 2005 to 2015, Joung worked first as a partner then as senior advisor at Warburg Pincus LLC, where he managed investments across the energy and clean energy sectors. From 1987 to 2004, he held increasingly senior positions at Goldman Sachs, culminating his 17-year career there as head of the Americas Energy and Power investment banking group.
Joung also currently serves as a board member for Apache Corporation, where he chairs the audit committee and is a member of the corporate governance and nominating committee.
“Chansoo has exceptional respect within the energy industry, and we are very pleased he has joined Magellan’s board of directors,” said Michael Mears, chief executive officer and chairman of the board. “His extensive investment banking background and sound business judgment should provide valuable contributions to our organization.”
Joung earned a bachelor’s degree in physics and a master of business administration from Dartmouth College.
About Magellan Midstream Partners, L.P.
Magellan Midstream Partners, L.P. (NYSE: MMP) is a publicly traded partnership that primarily transports, stores and distributes refined petroleum products and crude oil. The partnership owns the longest refined petroleum products pipeline system in the country, with access to nearly 50% of the nation’s refining capacity, and can store more than 100 million barrels of petroleum products such as gasoline, diesel fuel and crude oil. More information is available at www.magellanlp.com.
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Portions of this document constitute forward-looking statements as defined by federal law. Although management believes any such statements are based on reasonable assumptions, actual outcomes may be materially different. Additional information about issues that could lead to material changes in performance is contained in the partnership’s filings with the Securities and Exchange Commission. You are urged to carefully review and consider the cautionary statements and other disclosures made in those filings, especially under the heading “Risk Factors.”